Exhibit 99(a)(11)

News Release

Contact:

Sharlene Myers Sierra Wireless Phone: +1 (604) 232-1445 Email: smyers@sierrawireless.com	Lisa Ann Sanders Wavecom Phone: +33 1 46 29 41 81 Email: lisaann.sanders@wavecom.com

Sierra Wireless Announces Opening of Cash Tender Offers to Acquire

Wavecom in Friendly Deal

VANCOUVER, Canada and Issy-les-Moulineaux, France – January 14, 2009 – Sierra Wireless (NASDAQ: SWIR - TSX: SW), a leading provider for wireless modems for mobile computing, and Wavecom (Paris: AVM – NASDAQ: WVCM), a leading provider of embedded wireless technology for M2M (machine-to-machine) communication, announced the commencement of cash tender offers in France and the United States, by Sierra Wireless France SAS, a wholly owned subsidiary of Sierra Wireless, for all outstanding shares (including shares represented by American Depository Shares (“ADSs”) and OCEANE convertible bonds) of Wavecom.

The offer price for the ordinary shares is €8.50 per share and the offer price for the ADSs is the U.S. dollar equivalent of € 8.50, based on the Euro/U.S. dollar exchange rate as of the settlement date for ADSs. The offer price for the OCEANE convertible bonds is €31.93 per bond plus unpaid accrued interest up to and including the date of settlement. The French offer will close on February 12, 2009 at 5:30 pm (CET), and the U.S. offer will expire at 12 noon, EST on February 12, 2009.

The proposed acquisition, initially announced on December 2, 2008, received early termination of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvement Act requirements and has received clearance from the Autorité des marchés financiers (“AMF”). The offers are subject to the condition that, following the expiration of the offers, Sierra Wireless will have acquired the right to hold shares (including ADSs) representing at least 50 percent plus one of all voting rights of Wavecom securities.

The board of directors of Wavecom has unanimously approved the offers and, as previously announced, Sierra Wireless has received commitments from the founders of Wavecom to tender all of their shares to the offer, representing approximately 21 percent of the outstanding shares, in support of the transaction. In addition, a fairness opinion delivered by an independent expert, Ricol Lasteyrie & Associés, concluded that, subject to the qualifications and assumptions set forth therein, the offers for the shares and the OCEANEs are both fair from a financial standpoint. The report of the independent expert is available in Wavecom’s response document.

If the transaction is completed, Sierra Wireless and Wavecom will combine to form a market leader in wireless data, and the combined company is expected to have a number of significant competitive advantages in the marketplace:

·	The industry’s most comprehensive wireless data product portfolio, including PC adapters, 2G, 3G and multi-mode embedded modules;

·	Long-term relationships with mobile network operators and market-leading OEM (original equipment manufacturer) customers in key markets around the world; and

·	Clear leadership in advanced wireless data technology and innovation, with unparalleled research and development capabilities.

Together, Sierra Wireless and Wavecom will be uniquely positioned to benefit from the anticipated growth in wireless data for the mobile computing and M2M markets – which are expected to grow to over 200 million units by 2012.

Further Information:

Copies of the prospectus approved by the AMF under visa n°09-002 dated January 6, 2009, as well as a document containing other information relating to Sierra Wireless France SAS, in particular legal, financial and accounting information about Sierra Wireless France SAS, are available on the website of Sierra Wireless, Inc. (www.sierrawireless.com) and the website of the AMF (www.amf-france.org) and free of charge upon request to Lazard Frères Banque, 121 boulevard Haussmann, 75008 Paris.

Copies of the response document approved by the AMF under visa n°09-003 dated January 6, 2009, as well as a document containing other information relating to Wavecom, in particular legal, financial and accounting information about Wavecom are available on the website of the Autorité des marchés financiers (www.amf-france.org) and the website of Wavecom (www.wavecom.com) and free of charge upon request to Wavecom, 3, esplanade du Foncet, 92442 Issy les Moulineaux and Merrill Lynch Capital Markets (France) SAS, 112, avenue Kléber, 75761 Paris.

About Sierra Wireless

Global Leader in wireless modems for mobile computing and M2M

Sierra Wireless (NASDAQ: SWIR – TSX: SW) modems and software connect people and systems to mobile broadband networks around the world. Sierra Wireless offers a diverse product portfolio addressing enterprise, consumer, original equipment manufacturer, specialized vertical industry, and machine-to-machine markets, and provides professional services to customers requiring expertise in wireless design, integration, and carrier certification. For more information about Sierra Wireless, visit www.sierrawireless.com.

About Wavecom

Wavecom – the wireless M2M experts

Wavecom is a leading provider of embedded wireless technology for M2M (machine-to-machine) communication. Wavecom provides a range of GSM/GPRS, CDMA, EDGE and 3G Wireless CPUs; programmable processors which also act as wireless modules or wireless modems. These are backed by a cellular wireless software suite which includes a real-time operating system (RTOS), a software development environment based on Eclipse™, and several Plug-Ins (GPS, TCP/IP, security, Bluetooth™, Lua script and more). Wavecom also offers a wide range of professional and operated services. Wavecom solutions are used for automotive telematics, smart metering, fleet management, GSM/GPS/satellite tracking, wireless alarms, wireless POS (point of sales), WLL (fixed voice), remote monitoring and many other M2M applications.

Founded in 1993 and headquartered in Issy-les-Moulineaux (France) near Paris, Wavecom has subsidiaries in Hong Kong (PRC), Research Triangle Park, NC (USA), Farnborough (UK), Munich (Germany) and Sao Paolo (Brazil). Wavecom is publicly traded on Euronext Paris (Eurolist) in France and on the NASDAQ (WVCM) exchange in the U.S.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not based on historical facts constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian and French securities laws (“forward-looking statements”). These forward-looking statements are not promises or guarantees of future performance but are only predictions that relate to future events, conditions or circumstances or our future results, performance, achievements or developments and are subject to substantial known and unknown risks, assumptions, uncertainties and other factors that could cause our actual results, performance, achievements or developments in our business or in our industry to differ materially from those expressed, anticipated or implied by such forward-looking statements. Forward-looking statements in this press release include all disclosure regarding possible events, conditions, circumstances or results of operations that are based on assumptions about future economic conditions, courses of action and other future events. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. These forward-looking statements appear in a number of different places in this press release and can be identified by words such as “may”, “estimates”, “projects”, “expects”, “intends”, “believes”, “plans”, “anticipates”, “continue”, “growing”, “expanding”, or their negatives or other comparable words. Forward-looking statements include statements regarding the offers for the shares, ADSs, and OCEANEs of Wavecom, statements regarding the outlook for our future operations, plans and timing for the introduction or enhancement of our services and products, statements concerning strategies or developments, statements about future market conditions, supply conditions, end customer demand conditions, channel inventory and sell through, revenue, gross margin, operating expenses, profits, forecasts of future costs and expenditures, the outcome of legal proceedings, and other expectations, intentions and plans that are not historical fact. The risk factors and uncertainties that may affect our actual results, performance, achievements or developments are many and include, amongst others, our ability to develop, manufacture, supply and market new products that we do not produce today that meet the needs of customers and gain commercial acceptance, our reliance on the deployment of next generation networks by major wireless operators, the continuous commitment of our customers, and increased competition. These risk factors and others are discussed in Sierra Wireless’ and Wavecom’s respective filings and reports, which may be found on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, on the AMF’s website at www.amf-france.org, and in each of their other regulatory filings with the Securities and Exchange Commission in the United States and the Provincial Securities Commissions in Canada. Many of these factors and uncertainties are beyond our control. Consequently, all forward-looking statements in this press release are qualified by this cautionary statement and we cannot assure you that actual results, performance, achievements or developments that we anticipate will be realized. Forward-looking statements are based on management’s current plans, estimates, projections, beliefs and opinions and we do not undertake any obligation to update forward-looking statements should the assumptions related to these plans, estimates, projections, beliefs and opinions change, except as required by law.

The tender offers described here are being made for the ordinary shares, American depositary shares (the “ADSs”) and convertible bonds (the “OCEANEs”) of Wavecom. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The solicitation and the offer to buy the shares, ADSs and OCEANEs of Wavecom is being made only pursuant to the offer to purchase and related materials that Sierra Wireless France SAS filed with the AMF as a note d’information approved by the AMF under visa n°09-002 dated January 6, 2009, or the Tender Offer Statement on Schedule TO Sierra Wireless France SAS filed with the U.S. Securities and Exchange Commission (the “SEC”). Wavecom security holders and other investors should read carefully the Tender Offer Statement on Schedule TO and the note d’information, as well as the Schedule 14D-9 and note en réponse Wavecom filed, and any amendments or supplements thereto, prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Wavecom security holders and other investors can obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (http://www.amf-france.org.), and with the SEC, from the SEC’s website (http://www.sec.gov), in each case without charge. Such materials filed by Sierra Wireless France SAS will also be available for free at Sierra Wireless’s website (http://www.sierrawireless.com).